EXHIBIT 99.1


                            OREGON STEEL MILLS, INC.
                                Portland, Oregon

FOR IMMEDIATE RELEASE                                             July 31, 2003
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Contact: Vicki Tagliafico
         (503) 240-5226


        JIM DECLUSIN NAMED CHIEF EXECUTIVE OFFICER OF OREGON STEEL MILLS

Portland, Oregon, July 31, 2003, 2003/Business Wire/--Oregon Steel Mills Inc. (NYSE: OS) announces that Jim Declusin has been appointed President and Chief Executive Officer by its Board of Directors. He succeeds Joe Corvin who resigned effective today.

Mr. Declusin has over thirty years of experience in the steel industry. He retired from California Steel Industries (CSI) as Executive Vice President and Chief Operating Officer in 2000. Prior to joining CSI, Mr. Declusin spent seventeen years with Kaiser Steel Corporation. Mr. Declusin has been a director of Oregon Steel Mills since 2000.

William Swindells, Chairman of Oregon Steel Mills, commented, "Jim's experience in the steel industry and knowledge of Oregon Steel Mills will allow for a smooth transition. The board believes that Jim has the skills and leadership to guide the Company forward."

Mr. Swindells continued, "I have the utmost confidence in Jim's ability to meet the challenges and complexities of today's steel industry."

Consistent with the revised New York Stock Exchange listing standards recently approved by the US Securities and Exchange Commission, Oregon Steel Mills, Inc. stated that Mr. Declusin will receive an inducement award of 40,000 shares of common stock. One-half of the stock vests immediately and one-half vests in one year.


Oregon Steel Mills, Inc. is organized into two divisions. The Oregon Steel Division produces steel plate, coil and welded pipe from plants located in Portland, Oregon, Napa, California and Camrose, Alberta, Canada. The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.